EXHIBIT 10.15

BIOGEN INC.
SUPPLEMENTAL SAVINGS PLAN
(Plan Provisions as in Effect on
January 1, 2024)

6.7	Certain Other Distributions……………………………………………………………………….	17
6.8	Delay in Distributions..	17
6.9	Compliance with Code Section 409A.	18
ARTICLE 7	MISCELLANEOUS	18
7.1	Amendment or Termination of Plan	18
7.2	Benefits Not Currently Funded.	19
7.3	No Assignment	19
7.4	Effect of Change in Control	20
7.5	Responsibilities and Authority of Committee	20
7.6	Limitation on Rights Created by Plan.	21
7.7	Tax Withholding.	21
7.8	Text Controls	21
7.9	Applicable State Law.	21
7.10	Paperless Administration	21
	APPENDIX A.	A-1
	APPENDIX B.	B-1

ii

ARTICLE 1
INTRODUCTION
1.1    Purpose and Effective Date. The purpose of this plan is to provide certain key executives and managers of Biogen (or its subsidiaries) with additional tax-deferred savings opportunities supplementing those available under the Savings Plan. This plan allows certain eligible participants to make voluntary deferrals from base salary or recurring and/or non-recurring bonus amounts, if elected by a participant in accordance with the terms of the plan. In addition, certain participants whose compensation exceeds the Code Section 401(a)(17) limit applicable to the Savings Plan will receive an employer 401(k) restoration credit in accordance with Section 4.1 and certain participants received transition credits in accordance with Section 4.3.
This plan also contains certain account balances or benefits previously maintained under the amended and restated IDEC Pharmaceuticals Corporation Deferred Compensation Plan, the Biogen. Inc. Voluntary Executive Supplemental Savings Plan, and the Biogen, Inc. Supplemental Executive Retirement Plan.
The plan was amended and restated effective January 1, 2005 to comply with Code Section 409A and restated again effective February 1, 2008, October 1, 2008, January 1, 2010 and January 1, 2012. This amended and restated plan document is effective as of January 1, 2024. Certain historical information about the plan and any amendments thereto is set forth in Appendix A.
ARTICLE 2
DEFINITIONS
This section contains definitions of certain terms used in the plan. Where the context so requires, the masculine includes the feminine, the singular includes the plural, and the plural includes the singular.
2.1    401(k) restoration means that component of the plan under which an eligible participant’s account will receive an employer 401(k) restoration credit under Section 4.1 with respect to applicable compensation in excess of the limit imposed by Section 401(a)(17) of the Code.
2.2    Applicable compensation shall have the same meaning as in the Savings Plan except that applicable compensation under this plan shall also include voluntary deferrals made under Section 4.2 in addition to other salary reductions included in applicable compensation under the Savings Plan.
2.3    Base salary means the base salary established for any participant by his employer as in effect from time to time; the entire amount of a participant’s base salary will be taken into account in accordance with the terms of this plan without regard to any dollar limitation on applicable compensation that may be imposed under the Savings Plan; base salary includes all components of a participant’s applicable compensation other than recurring and nonrecurring bonus amounts.
2.4    Biogen means Biogen Inc., a Delaware corporation, or any successor to it or to all or the major portion of its assets or business which assumes the obligations of Biogen Inc. under this plan.
2.5    Biogen SERP means the Biogen, Inc. Supplemental Executive Retirement Plan, as in effect immediately prior to January 1, 2004 (or other date of transfer referred to in Section 3.1(c)).
2.6    Board means the Board of Directors of Biogen.
2.7    Change in Control
(a)    For purposes of Section 5.3(f) and Section 7.4, a change in control means a “Corporate Change in Control” or a “Corporate Transaction” as each is defined in the Biogen Inc. Omnibus Equity Plan, as in effect at the time of the corporate event.
(b)    For purposes of Section 4.4(b) and Section 6.2, a change in control means (i) the acquisition by a person or group of stock of Biogen that, together with stock previously held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Biogen; (ii) a change in the effective control of Biogen resulting from either the acquisition by any person or group during a 12-month period of stock of Biogen possessing 30 percent or more of the total voting power of Biogen stock; or the replacement of a majority of the members of the Board during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board in office immediately before the start of such 12-month period; or (iii) the acquisition by any person or group (during any 12-month period) of assets having a gross fair market value equal to or greater than 40 percent of the total gross fair market value of all assets of Biogen. This subsection (b) and terms used herein will be interpreted in accordance with the regulations under Code Section 409A relating to a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation.
2.8    Code means the Internal Revenue Code of 1986, as amended, or any successor statute enacted in its place. Reference to any provision of the Code includes reference to any successor provision thereto.
2.9    Committee means the Retirement Committee, or such other committee designated by the Board to administer this Plan.
2.10    Compensation Committee means the Compensation and Management Development Committee of the Board (or any successor committee, however named, carrying out its functions).

2.11    Disability means “disability” as defined under the long-term disability program of Biogen or another employer covering a participant, or, if no such program is in effect with respect to such participant, then “disability” means “total and permanent disability” as defined in Code Section 22(e)(3).
2.12    Employee means a person who is classified as a regular, common law employee of Biogen (or other employer) under the regular personnel classifications and practices of his employer. An individual will not be considered an employee for purposes of this plan if the individual is classified as a consultant or contractor under Biogen’s (or other employer’s) regular personnel classifications and practices or he is a party to an agreement to provide services to Biogen (or other employer) without participating in this plan, notwithstanding that such individual may be treated as a common law employee for payroll tax or other legal purposes.
2.13    Employer means Biogen and each direct or indirect subsidiary or other affiliate of Biogen that employs persons who are or may be eligible to participate in this plan. Employees of a subsidiary or other affiliate of Biogen may be eligible to participate in this plan only if approved by Biogen or the Committee.
2.14    ERISA means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute enacted in its place. Reference to any provision of ERISA includes reference to any successor provision thereto.
2.15    Excess applicable compensation means, for any plan year, the amount of a participant’s applicable compensation in excess of the limit under Section 401(a)(17) of the Code applicable to such year and which therefore could not be considered under the Savings Plan, plus, if applicable, the amount by which a participant’s applicable compensation is reduced below such Code Section 401(a)(17) limit by reason of an election to reduce base salary or recurring and/or non-recurring bonus amounts under Section 4.2.
2.16    Non-recurring bonus amounts means any portion(s) of a participant’s compensation which constitutes a bonus payable in cash (including any equity-based compensation awards that are settled in cash) other than a recurring bonus amount. Any component of a participant’s compensation which is a non-recurring bonus amount will be designated as such by the Committee. The entire amount of any such non-recurring bonus amount will be taken into account in accordance with the terms of this plan without regard to any dollar limitation on applicable compensation that may be imposed under the Savings Plan.
2.17    Participant means an employee of Biogen (or other employer) who is eligible to participate in this plan in accordance with Section 3.1 and who has an account described in Section 5.1 or for whom an amount has been transferred to this plan from a prior plan or from the Biogen SERP.
2.18    Plan means the Biogen Inc. Supplemental Savings Plan, as set forth in this plan instrument, and as it may be amended from time to time.

2.19    Plan year means the 12-month periods commencing each January 1 while the plan remains in effect.
2.20    Prior plan means the amended and restated IDEC Pharmaceuticals Corporation Deferred Compensation Plan and the Biogen, Inc. Voluntary Executive Supplemental Savings Plan, each as in effect immediately prior to January 1, 2004 (or other date of transfer referred to in Section 3.1(c)).
2.21    Recurring bonus amounts means any portion(s) of a participant’s compensation which is (i) not base salary, (ii) is payable in cash (excluding any equity-based compensation awards that are settled in cash), and (iii) is a recurring and/or predictable component of the participant’s compensation for a calendar year such that the participant will know before the start of such calendar year that he is or may be eligible to receive such bonus if the criteria applicable to such bonus are satisfied (in full or in part). Recurring bonus amounts include (but are not limited to) a participant’s annual bonus, sales incentive compensation plan bonuses (if applicable to a participant), and similar bonuses (if any) but does not include any long term incentive award payments. The entire amount of any such recurring bonus amount will be taken into account in accordance with the terms of this plan without regard to any dollar limitation on applicable compensation that may be imposed under the Savings Plan.
2.22    Savings Plan means the Biogen 401(k) Savings Plan, as amended from time to time. Any term defined in the Savings Plan will have the same meaning when used in this plan unless otherwise defined herein.
2.23    Service means the sum of a participant’s employment (a) with Biogen since November 12, 2003 and (b) with either Biogen, Inc. or IDEC Pharmaceuticals Corporation prior to November 12, 2003 (including in each case service with any subsidiary or other affiliate of such entity).
2.24    Transition credit means an amount credited by Biogen to a participant’s account under this plan that is equal to (a) the additional amount that would be contributed on behalf of the participant under the Savings Plan, as determined under Appendix C of the Savings Plan but without regard to the nondiscrimination limits or the Code Section 401(a)(17) or Code Section 415 limits that restrict additions to the participant’s account(s) under the Savings Plan, reduced by (b) the amount of the actual additional contribution on the participant’s behalf to the Savings Plan in accordance with Appendix C thereof.
2.25    Voluntary deferred compensation means that component of the plan which permits an eligible participant to defer from 1% to 80% of his base salary and from 1% to 100% of his recurring bonus and/or non-recurring bonus amounts in accordance with Section 4.2.
2.26    Years of service means full years of completed continuous service as a regular employee, determined in accordance with the personnel policies and practices of a participant’s employer.

ARTICLE 3
PARTICIPATION
    3.1    Eligibility and Participation.
(a)    Voluntary Deferred Compensation. An employee (i) who has the job title of Senior Director or Vice President or more senior officer of Biogen (or other employer which is participating hereunder) or (ii) who is designated as eligible by the Compensation Committee will be eligible to be a participant in the voluntary deferred compensation component of the plan. Participation in this component of the plan is voluntary and no eligible employee will be required to participate.
(b)Transition Credit. An employee (i) whose “additional employer contribution” as determined under Appendix C of the Savings Plan was limited because of limits on compensation, limits on annual additions or nondiscrimination requirements applicable to qualified plans under the Code and (ii) who was designated by the Committee (either individually or by class) is eligible to be a participant in the transition contribution component of this plan (see Section 4.3).
(c)Prior Plans and Biogen SERP. Each employee who is not eligible to be a participant under subsection (a) or (b) above or (d) below, or who is eligible but declines to participate under subsection (a) above, but who was a prior plan participant and/or Biogen SERP participant and whose prior plan and/or Biogen SERP account balance (or supplemental pension formula benefit under Section 4.1 of the Biogen SERP, if applicable) was transferred to this plan effective as of January 1, 2004 (or such later date as the Committee specified) is a participant solely with respect to such transferred prior plan and/or Biogen SERP account balance (or supplemental pension formula benefit, if applicable). This will not include a person who is a vested participant under the Biogen SERP but not an employee (i.e., a person who terminated employment from Biogen, Inc. or from Biogen on or before the date of transfer referred to in the preceding sentence); such a person’s benefits under the Biogen SERP are governed by the provisions of Section 5.1(f) and Appendix B.
(d)401(k) Restoration. An employee who satisfies the requirements of Section 4.1(a) below will be eligible to be a participant with respect to the employer 401(k) restoration component of the plan.
(e)Time of Eligibility and Participation. An employee who is newly hired or promoted into a position described in subsection (a)(i) above, or who is newly designated as eligible under subsection (a)(ii) above, will be deemed to be eligible on the date the Committee (or its delegatee) sends him an enrollment form (see Section 4.4).
An eligible employee under subsection (a) above will become a participant hereunder when he makes a voluntary deferral under this plan. An eligible employee under subsection (b), (c) or (d) above will become a participant hereunder when Biogen (or other employer) credits an amount to his account(s) hereunder.

(f)    Top Hat Plan. Notwithstanding the preceding subsections (or any other provisions of the plan), no employee will be eligible to participate in any component of this plan at any time when he or she is not a member of a select group of management or highly compensated employees (within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1)), as determined by the Committee.
3.2    End of Participation. A participant’s participation in this plan (or a particular component of this plan) will end upon the termination of his service as an employee of Biogen (or other employer) because of death or any other reason, or upon his transfer to or reclassification as an employee who is not eligible to participate in the plan (or in such component).
In addition, in the case of a participant who was designated as eligible for a component of the plan by the Compensation Committee, his participation in such component will end upon the Compensation Committee’s specifying that he is no longer eligible to participate. In such event, his participation will end effective as of the later of the date of the Compensation Committee’s action or the date specified by the Compensation Committee; provided that no such action will retroactively deprive a participant of any amount credited to his account or any amount he was entitled to under this plan determined as of the effective date of his termination of participation.
Upon the termination of a participant’s participation in this plan (or in a particular component of this plan) in accordance with this section, there will be no additional voluntary deferrals or employer credits to such participant’s account(s) (or the account(s) related to such component), except to the extent required by Code Section 409A or the regulations or any rulings thereunder with respect to the balance of the plan year in which such termination of participation occurred. However, the participant will be entitled to receive amounts credited to his account(s) in accordance with this plan.
ARTICLE 4
VOLUNTARY DEFERRALS BY PARTICIPANTS; EMPLOYER CREDITS
4.1    401(k) Restoration.
(a)Eligibility. Each employee who has excess applicable compensation during a plan year will receive employer credits under this section, but only if the individual is still an employee as of the end of the plan year (or other period—for example, quarterly) for which an amount is to be credited under subsection (c) below.
(b)Amount of Employer 401(k) Restoration Credits. For each plan year (or a shorter period of time specified by the Committee), each employer will credit a 401(k) restoration amount to the account of each eligible participant (under subsection (a) above) employed by such employer who has excess applicable compensation during such plan year (or such shorter period of time). The employer’s credits on behalf of such a participant will be equal to six percent of his excess applicable compensation during the plan year (or such shorter period of time).

(c)Time for Making Employer 401(k) Restoration Credits. Employer credit amounts under subsection (b) will be credited to participants’ accounts at such time(s) as the Committee determines after the end of each plan year (or such shorter periods of time-for example, quarterly—specified by the Committee).
4.2    Voluntary Deferrals. Each eligible employee (under Section 3.1(a)) may make voluntary deferrals under the plan from his base salary in any whole percentage of his base salary from a minimum of 1% to a maximum of 80% by electing to reduce his base salary by such amount. In addition, each such eligible employee may make voluntary deferrals under the plan from his recurring bonus amounts (as defined in Section 2.21) in any whole percentage of his recurring bonus amounts from a minimum of 1% to a maximum of 100% by electing to reduce his recurring bonus amounts by such amount. Elections to reduce base salary and/or recurring bonus amounts will be in accordance with the requirements of Section 4.4(a)(i). Finally, each such eligible employee may make voluntary deferrals under the plan from his non-recurring bonus amounts (as defined in Section 2.16), if any, in any whole percentage of his non-recurring bonus amounts from a minimum of 1% to a maximum of 100%, by electing to reduce his non-recurring bonus amounts by such amount. Deferrals of any equity based awards shall not include any partial shares of common stock of Biogen. Elections to reduce non-recurring bonus amounts must be made in accordance with the requirements of Section 4.4(a)(ii).
Notwithstanding the first sentence of the preceding paragraph, the Committee (or its designee) may reduce the maximum base salary deferral an eligible employee may elect from 80% to such smaller percentage as the Committee (or its designee) deems advisable, in the case of any participant or group of participants, so that all employee contributions (by salary reduction or otherwise) for benefit plan coverages applicable to such participant(s), withholding tax obligations applicable to such participant(s), and any other elective or non-elective application of the base salary of such participant(s) (such as, by way of illustration and not by way of limitation, charitable deductions) will be accommodated. Any such reduction applicable to a participant for a plan year will be made before the start of such plan year.
4.3    Transition Credit. Each eligible employee (under Section 3.1(b)) will receive a transition credit hereunder. The amount of such credit will be the amount the participant would have received under the terms and conditions of Appendix C of the Savings Plan if Code Section 401(a) nondiscrimination requirements and/or Code Section 401(a)(17) or 415 limits did not apply, reduced by any amount actually contributed to the Savings Plan on his behalf under such Appendix C. Any such transition credit amount hereunder will be credited at a time determined by the Committee.
4.4    Election Procedures.
(a)(i)    Voluntary Deferrals from Base Salary or Recurring Bonus Amounts. An eligible employee under Section 3.1(a) who wishes to reduce his base salary and/or recurring bonus amounts to be earned during a particular plan year in order to make voluntary deferrals under Section 4.2 must complete an enrollment form specifying the amount of his voluntary deferrals (with separate percentages for his base salary and recurring bonus amounts, if desired), agreeing to reduce his base salary and/or recurring bonus amounts by the amount(s) he specifies, and providing such other information as the Committee may require.
A participant’s enrollment form electing such voluntary deferrals for any plan year must be filed with the Committee by such deadline as the Committee specifies, but in any event before the start of such plan year. A participant may change the amount of his voluntary deferrals with respect to any subsequent plan year by filing a new enrollment form before the start of such subsequent plan year, and the change will become effective as of the first day of such subsequent plan year. Once a participant has elected to defer base salary and/or recurring bonus amounts, his enrollment form will remain in effect for future plan years unless the participant changes or terminates his prior elections by filing a new enrollment form in accordance with the preceding sentence.
An individual who first becomes eligible under Section 3.1(a) during a plan year may make an initial election by filing an enrollment form with the Committee not later than 30 days after the Committee (or its delegatee) sends him an enrollment form. However, such a newly eligible employee may elect to defer only base salary and/or that portion of any recurring bonus amounts to be earned after the date of filing his completed enrollment form. An individual is considered first eligible only if either: (i) he had not during the preceding 24-month period been eligible to make voluntary deferrals under this plan or under another non-qualified deferred compensation plan maintained by Biogen (or another employer or other subsidiary or affiliate of Biogen); or (ii) he had received a complete distribution of his entire interest under the plan and subsequently, through rehire, promotion, transfer or designation, again becomes eligible to participate in this plan under Section 3.1.
After a plan year has begun, a participant may not change the amount of voluntary deferrals of base salary and/or recurring bonus amounts (if any) he had elected for such plan year. However, if during a plan year a participant either (i) has an unforeseeable emergency (as defined in Section 6.1) and receives a distribution under Section 6.1 or (ii) has a financial hardship (as defined in the Savings Plan) and receives a financial hardship withdrawal from the Savings Plan, the participant’s deferral election will automatically be cancelled. For distributions referred to in (i) above, deferrals shall be cancelled for the balance of the year in which any such distribution is made. For distributions referred to in (ii) above, deferrals shall be cancelled through the end of the year in which falls the six-month anniversary of the hardship withdrawal.
(ii) Voluntary Deferrals From Non-Recurring Bonus Amounts. If an eligible employee (under Section 3.1(a)) becomes eligible to receive a non-recurring bonus amount (as designated by the Committee in accordance with Section 2.16), such eligible employee may elect to make voluntary deferrals under Section 4.2 equal to all or a specified portion of such non-recurring bonus amount in accordance with such procedures as established by the Committee. Elections made with respect to equity based awards shall apply to all tranches of such awards regardless of the date such award becomes nonforfeitable and shall apply with respect to any and all dividends or dividend equivalents provided with respect to such awards. All deferral elections hereunder must be made on an enrollment form approved by the Committee, specifying the amount he elects to defer, agreeing to reduce his non-recurring bonus amount(s) by such amount, and providing such other information as the Committee may require. If an eligible employee elects to defer restricted stock or market stock unit awards, such employee shall not be permitted to diversify the investment of such awards other than in Biogen stock or stock equivalent.
A participant’s enrollment form must be filed with the Committee by such deadline as the Committee specifies in written procedures approved by the Committee (or its delegatee) governing deferral elections for nonrecurring bonus amounts. Any filing deadline will comply with the timing of elections requirements of the regulations under Code Section 409A. Accordingly, if the Committee determines that a particular non-recurring bonus amount constitutes “performance-based compensation,” the timing requirements for electing to defer performance-based compensation may be applied. Furthermore, with respect to the initial election to defer payment of any equity based awards such as restricted stock unit awards, market stock unit awards or any other forfeitable rights that requires the participant to provide services for at least 12 months from the date the award is granted, the election to defer such compensation may be made within 30 days after the date of grant or, if earlier, 12 months in advance of the date such award or right becomes nonforfeitable provided that if death, disability or a change in control occurs which accelerates the vesting before the end of such 12-month period, the deferral election will not be effective. The Committee’s written procedures will be deemed to constitute part of this plan for purposes of the written plan document requirements of the regulations under Code Section 409A.
If an individual first becomes eligible under Section 3.1(a) during a plan year and after the deadline provided in the preceding paragraph, he may make an election to defer his non-recurring bonus amounts (if any) for such plan year in accordance with the rules specified in the third paragraph of subsection (i) above. In addition, the rules in the fourth paragraph of subsection (i) above will apply to any non-recurring bonus amounts deferral election the participant made for any plan year in which he receives a distribution under Section 6.1 or a financial hardship withdrawal from the Savings Plan.
Notwithstanding anything in this Plan to the contrary, no eligible employee shall be permitted to elect to defer equity grants, including, but not limited to, restricted stock or market stock unit awards that are granted under the Biogen Inc. Omnibus Equity Plan, or any predecessor or successor plans, beginning on or after January 1, 2015.
(b)    Form and Time of Payment.
(i)Initial Election. Each participant must specify the form of payment (lump sum or installments in accordance with Section 6.4(a), 6.5(a) and/or Section 6.6(a) below, as applicable) of his accounts hereunder in the event of the participant’s death or other termination of employment (including as a result of disability). The time and form of payments under the plan are governed by the provisions of Article 6 and participant elections must conform to the requirements of such provisions. Any election as to medium of payment with respect to equity based awards (i.e., whether such award will be settled in stock or cash) shall be subject to the terms of the Biogen Inc. Omnibus Equity

Plan (or successor plan) and/or award agreement under which it was granted. Any such election shall not be considered an election as to time or form of payment and shall not be subject to the restrictions under this Section.
In addition, a participant may elect payment of his accounts under Section 6.2 in the event of a change in control (as defined in Section 2.7(b)).
In addition, a participant who is an active Employee may (but is not required to) specify one or more in-service distributions to the participant in accordance with Section 6.3 if desired by the participant. A participant who declines to elect such an in-service distribution is deemed to have elected payment only after death (Section 6.4) or termination of employment (Section 6.5) or, if applicable, a change in control (Section 6.2); such a participant may not thereafter make a change of election under subsection (ii) with respect to an in-service distribution from the plan.
A participant’s initial election of a time and form of payment hereunder must be made by whichever of the following dates applies to the participant (or the earlier of such dates, if both apply to a particular participant): (A) the deadline for filing the participant’s initial enrollment form under subsection (a) above; or (B) January 30 of the year following the year for which an amount is first credited to the participant under Section 3.1(c), Section 4.1 or Section 4.3 (provided that this clause (B) will not apply to a participant if he was previously eligible for employer credits or contributions (as opposed to voluntary deferrals) under this plan or under any other account balance non-qualified deferred compensation plan maintained by Biogen (or another employer or other subsidiary or affiliate of Biogen).
(ii)Change of Election. Notwithstanding subsection (i) above, the following changes of election will be permitted. If such a subsequent election becomes effective as provided below, then the participant’s account(s) will be payable at the time and in the form specified in his subsequent election.
(A)In-Service Distributions. In the case of an eligible participant who elected an in-service distribution, at any time that is at least one year prior to the date for payment originally elected by the participant, if the participant is still an employee of Biogen (or another employer or other subsidiary or affiliate) at such time, the participant may make one subsequent election to defer the time when any previously elected in-service distribution under Section 6.3 from his account(s) would otherwise be payable (or installment payments would otherwise begin) to a subsequent date specified by him, and/or may elect another form of payment or a different number of installments with respect to the in-service distribution of his account(s), subject in all cases to the requirements of this section and to the requirements of Section 6.3.
(B)Death or Termination of Employment. A participant who is still an employee of Biogen (or another employer or other subsidiary or affiliate)

may make one subsequent election to change the form of payment hereunder that will be used following his death or other termination of employment. Such an election must comply with the applicable requirements of Sections 6.4(a), 6.5(a) and 6.6(a) (as applicable).
(C)Effectiveness of Subsequent Election. A participant’s subsequent election under this subsection (ii) will become effective only if the following requirements are satisfied: (1) the subsequent election does not take effect until one year after the date of the subsequent election and the participant remains an employee of Biogen (or another employer or other subsidiary or affiliate) during such one year period, (2) the election extends the date for payment, or the start date for installment payments, by at least five years, and (3) in the case of a subsequent election to defer a previously elected in-service distribution (under subsection (A) above), the subsequent election is made at least 12 months before the date previously elected for such in-service distribution.
No election under this subsection (ii) may operate to accelerate any payment or distribution hereunder or violate any requirement of Code Section 409A or the regulations and rulings thereunder.
A participant may make only one subsequent election under subsection (ii)(A) and only one subsequent election under subsection (ii)(B). Such subsequent election(s) may be made at the same or at different times. Also, the Committee may permit additional election opportunities (in accordance with the transition or other rules under the regulations or other Internal Revenue Service guidance under Code Section 409A or in such other circumstances as the Committee deems appropriate). Any such additional subsequent elections under subsection (ii) must satisfy all the requirements of this section and any other applicable requirements under the plan or, alternatively, must satisfy such requirements as the Committee may impose in connection with a new election under a Code Section 409A transition or other rule.
ARTICLE 5
PARTICIPANT ACCOUNTS
5.1    Participant Accounts.
(a)Employer 401(k) Restoration Accounts. Employer credits on a participant’s behalf under Section 4.1 will be credited to an account in the name of such participant. Such account will be called his employer 401(k) restoration account.
(b)Voluntary Deferred Compensation Accounts. Voluntary deferrals by a participant under Section 4.2 will be credited to an account in the name of such participant. Such account will be called his voluntary deferred compensation account.

(c)Transition Accounts. Transition credits on a participant’s behalf under Section 4.3 will be credited to an account in the name of such participant. Such account will be called his transition account.
(d)Prior Plan Account. Account balances as of December 31, 2003 (or such later date as the Committee specified) for a participant in a prior plan were transferred to this plan from such prior plan and the transferred amount was credited to an account in the name of such participant. Such account is called his prior plan account.
(e)Biogen SERP Account. Amounts transferred to this plan from the Biogen SERP on behalf of a participant were credited to an account in the name of such participant. Such account is called his Biogen SERP account. The amount so transferred on behalf of a participant in the excess benefit formulas in Section 4.2 of the Biogen SERP was the amount credited to such participant’s Biogen SERP cash balance account as of December 31, 2003 (or such later date of transfer as the Committee specified). The amount so transferred on behalf of a participant in the supplemental pension formula in Section 4.1 of the SERP was the present value as of December 31, 2003 (or such later date of transfer as the Committee specified) of the participant’s SERP accrued supplemental pension as of such date (calculated in accordance with the terms of the SERP in effect on such date).
(f)Certain Special Provisions. Participants’ prior plan accounts and Biogen SERP accounts will be governed by the applicable provisions of this plan as in effect from time to time.
For persons who were participants in the Biogen SERP before the transfer date referred to in subsection (e) above and are entitled to a vested SERP benefit thereunder, but who are not active participants under this plan and therefore, do not have an account hereunder, the amount transferred to this plan in respect of their Biogen SERP benefit will be governed by Appendix B hereto, as in effect from time to time.
(g)    409A. For purposes of applying Code Section 409A, as provided in the regulations thereunder, a participant’s voluntary deferred compensation account is disaggregated from his or her other accounts hereunder.
5.2    Participant’s Account Value.
(a)Deemed Investment Results. Except as otherwise provided below, a participant’s accounts will be credited with deemed investment results as if the amounts credited to his accounts were invested in one or more designated investment funds (as described below) and all dividends and distributions on shares or other interests of a particular investment fund were reinvested in such fund. The investment funds available for this purpose will be those determined in the discretion of the Committee, plus the investment funds specified in subsections (b) and (c) below (in the case of eligible participants). Notwithstanding the foregoing, with respect to the portion of a participant’s voluntary deferred compensation account attributable to restricted stock or market stock units or other equity based awards, such portion will be deemed to be invested in shares of common stock of Biogen as described in the long term incentive plan sponsored by Biogen. Investment funds hereunder are for the sole purpose of providing the basis for crediting deemed investment results to participants’ accounts, and do not represent any actual funds or assets held hereunder for the benefit of participants.
Each participant will indicate with his initial enrollment form (or another form specified by the Committee) the investment fund or funds (and the proportion in each fund when the participant designates more than one) he wishes to designate for this purpose. Thereafter, a participant may change his designation with respect to either the deemed investment of future credits to his account(s) hereunder or the deemed transfer of amounts from a previously designated investment fund to another fund. The Committee shall establish the frequency with which such a change may be made, the method of making such a change, and the effective date of such a change, and shall prescribe such other rules and procedures as it deems appropriate. Such designation will remain in effect until subsequently changed by the participant in accordance with this paragraph. Following a participant’s death and before the payment of any amount due to the participant’s beneficiary hereunder has been completed, the beneficiary will exercise the participant’s designation powers under this section.
Notwithstanding the preceding paragraph, the Committee may establish one or more default investment funds that will be used to determine deemed investment results in the case of any participant or group of participants who have not made a designation under the preceding paragraph. Such default investment fund(s) will be used to determine deemed investment results applicable to the account of such participant or participants until any such participant makes a designation of investment fund(s) in accordance with the plan.
Deemed investment results under this subsection will be credited to a participant’s accounts effective as of the last day of each plan year (and as of such other valuation dates during a plan year as the Committee may establish).
The value of a participant’s accounts at any point in time will be his voluntary deferrals, employer 401(k) restoration credits, transition credits on his behalf, and prior plan and/or Biogen SERP transfer amounts, increased or decreased by deemed investment results as provided in this section through the most recent valuation date, and reduced by any distributions from the participant’s accounts.
(b)Fixed Rate Option. In addition to the investment funds offered under the Savings Plan as described in (a) above, a participant who is an active Employee may elect to have his accounts credited with the deemed investment results as if they were invested in a fixed rate option earning a rate of return specified by the Committee. The rate of return of the fixed rate option will be determined each year by the Committee.
(c)Exception for Certain Prior Plan Accounts. Former participants in the IDEC Pharmaceuticals Corporation Deferred Compensation Plan whose accounts were credited with interest under the fixed rate option available under that plan immediately prior to the date such account was transferred to this plan may continue to have such transferred amount credited with deemed investment results equal to the interest rate under that fixed rate option. Any additional contributions made under this plan will be credited with deemed investment results as described in subsection (a) or (b) above. Amounts being credited with interest under this subsection (c)

may be transferred to an option described in subsection (a) or (b) above, but no amounts credited to a participant’s accounts may be transferred into the fixed rate option under this subsection (c) (even if such amounts had previously been invested in such investment fund and then transferred to another investment fund).
(d)Special Rule for Transferred Prior Plan Accounts and Transferred Biogen SERP Accounts. In connection with the transfer of participants’ prior plan account balances and Biogen SERP account balances to this plan, transferred account balances were initially credited with deemed investment results as if the participant had selected the money market fund investment option under the Savings Plan. Deemed investment results in accordance with the preceding sentence will apply to such transferred account balances until a participant changes such designation in accordance with subsection (a) above.
(e)Bookkeeping Accounts. Participants’ accounts and subaccounts will be maintained on the books of the participant’s employer for bookkeeping purposes only; such accounts will not represent any property or any secured or priority interest in any trust or in any segregated asset.
In order to facilitate the administration of the plan, the Committee may arrange for a participant’s account to be divided for recordkeeping purposes into two or more subaccounts, in accordance with procedures established by the Committee.
5.3    Vesting.
Each participant will have a fully vested interest in his or her plan accounts at all times, provided, however, that any equity based awards deferred hereunder shall be subject to such vesting requirements as provided under the Biogen Inc. Omnibus Equity Plan (or successor plan) and/or any award agreement applicable to such award.
Reference to any account of a participant as “fully vested” means that such account is not subject to forfeiture; however, all participant accounts, including fully vested accounts, are subject to (i) fluctuation as a result of the crediting of deemed investment results (including losses) to such accounts as provided in the plan and (ii) the possibility of the insolvency or bankruptcy of Biogen (or other employer) (see Section 7.2(a)).
ARTICLE 6
DISTRIBUTIONS TO PARTICIPANT
6.1    Distributions for Unforeseeable Emergency. If a participant has an unforeseeable emergency prior to his termination of employment with his employer, he may apply to the Committee for a distribution from the plan. If such application for an unforeseeable emergency distribution is approved by the Committee, distribution of the approved amount will be made on the date of approval by the Committee. The amount of the distribution will be the amount reasonably needed to alleviate the participant’s unforeseeable emergency (including the amount necessary to pay any federal, state or local income taxes and penalties reasonably anticipated to result from the distribution), as determined by the Committee, up to a maximum of the participant’s vested account balances. Such a distribution will be made from the participant’s vested accounts in a single lump sum payment.
An unforeseeable emergency is a severe financial hardship affecting the participant resulting from illness or accident of the participant or the participant’s spouse, dependent or designated beneficiary, the need to rebuild the participant’s principal residence following damage not covered by insurance, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant’s control. A circumstance or exigency of the participant does not constitute an unforeseeable emergency to the extent that the participant’s financial need is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of assets (to the extent that such liquidation would not itself cause severe hardship).
The Committee will determine whether a participant has incurred an unforeseeable emergency and the amount needed to alleviate the unforeseeable emergency. A participant is not entitled to a distribution under this section regardless of the participant’s circumstances or exigencies, and all such distributions and the amounts thereof are subject to the determination of the Committee.
6.2    Distribution Upon a Change in Control. In the event of a change in control (as defined in Section 2.7(b)), a participant who elected payment of his accounts under the second paragraph of Section 4.4(b)(i) will receive a lump sum payment equal to the amount credited to his accounts hereunder. Such payment will be made 30 days after the occurrence of the change in control.
6.3    In-Service Distribution(s) at a Time Specified by Participant. A participant who is an active Employee may, in accordance with this section and Section 4.4, elect an in-service distribution at a specified future date (but not earlier than five years after the time the participant is making such election) of all or any portion of his vested accounts. If, in his initial enrollment or subsequent change of election form, the participant designated payment of all or any portion of his vested account(s) at a specified time(s) and he is still an employee of Biogen (or another employer or other subsidiary or affiliate) at such time(s), the participant will receive payment of the amount elected, payable on the designated date(s). A participant’s election for in-service distributions under this Section 6.3 may be for a single payment or up to five annual payments (with the first payment on the date specified by the participant and subsequent payments made in each subsequent calendar year until all such annual payments have been distributed), in each case in an amount or portion specified by the participant in his initial enrollment or other subsequent change of election form (whichever applies). Each payment will be the amount specified (or the entire vested balance remaining in the participant’s accounts, if less). Payments with respect to an in-service distribution election of a flat dollar amount (as opposed to a percentage of the participant’s vested account) by a participant who has deferred equity based awards shall be paid from the portion of the participant’s vested account that is not attributable to such equity based awards.
Any amount in a participant’s accounts hereunder not distributed to the participant under this Section 6.3 will be distributed under Section 6.2 or under Section 6.4 or 6.5, whichever may be applicable, and Section 6.6, if applicable. If a participant is receiving multiple payments under this Section 6.3 and dies or otherwise terminates employment, or (if applicable) there is a change in control, payments under this subsection will cease and subsequent payments will be governed by Section 6.4 or 6.5, or Section 6.2, as the case may be.
6.4    Distribution upon Death of a Participant.
(a)In general. If a participant dies while still an employee of Biogen (or another employer or other subsidiary or affiliate) or after termination of such employment, but before the complete distribution of his vested accounts hereunder, his beneficiary will receive the total amount remaining in his vested accounts. Except as otherwise provided in Section 6.6, distribution will be made in a single sum payment within 90 days of the date of death.
(b)Beneficiary. Each participant may designate one or more beneficiaries to receive a distribution payable under subsection (a) above and may revoke or change such a designation at any time. If the participant names two or more beneficiaries, distribution to them will be in such proportions as the participant designates or, if the participant does not so designate, in equal shares. Any such designation of beneficiary will be made in accordance with such procedures or in such form as the Committee may prescribe or deem acceptable.
Any portion of a distribution payable upon the death of a participant that is not disposed of by a designation of beneficiary under the preceding paragraph, for any reason whatsoever, will be paid to the beneficiary determined under the following rules:
(i)If at the participant’s death the participant has an account under the Savings Plan and there is a valid designation of beneficiary under the Savings Plan, the beneficiary(ies) will be the same person(s) who is (are) the Savings Plan beneficiary(ies) (in the same proportions, if more than one).
(ii)If subsection (a) does not apply, the participant’s account(s) hereunder will be paid to the participant’s spouse if living at his death, otherwise equally to the participant’s natural and adopted children living at his death (and the issue of a deceased child by right of representation), otherwise to the participant’s estate. For all purposes under the plan, “spouse” shall have the same meaning as under the Savings Plan.
The Committee may direct payment in accordance with a prior designation of beneficiary (and will be fully protected in so doing) if such direction (i) is given before a later designation is received, or (ii) is due to the Committee’s inability to verify the authenticity of a later designation. Such a distribution will discharge all liability therefor under the plan.
6.5    Distribution upon Participant’s Termination of Employment.
(a)Time and Form of Payment. Following a participant’s termination of employment (including as a result of disability) for any reason other than death, except as otherwise provided in Section 6.6, the participant will receive a single sum payment equal to his vested account balance, payable on the first business day following the six-month anniversary of the participant’s termination of employment.
(b)Termination of Employment. For purposes of this plan, a participant will have a termination of employment only if the provisions of the regulations under Code Section 409A defining “separation from service” are satisfied.
6.6    Installment Distributions in Certain Cases.
(a)Participant. Notwithstanding the provisions of Section 6.5, a participant may, at the time of filing his initial enrollment form under Section 4.4(b)(i) (or, if applicable, in a subsequent election under Section 4.4(b)(ii)), designate that the amount payable to him hereunder upon termination of employment will be paid in a number (minimum of two and maximum of fifteen) of annual installment payments, as specified by the participant. However, in the event the participant’s vested account balance as of the date that installment distributions would begin in accordance with Section 6.5 is equal to or less than the limit under Code Section 402(g)(1)(B) and (g)(4) (as in effect at such time-for example, $23,000 during 2024), such vested account balance will be automatically paid in the form of a lump sum payment to the extent not prohibited by the regulations under Code Section 409A.
(b)Beneficiary. Notwithstanding Section 6.4, a participant may at the time of filing his initial enrollment form under Section 4.4 (or, if applicable, in a subsequent election), designate that, if the participant dies before receiving the entire amount payable to him hereunder, the beneficiary will receive either:
(i)    A number of annual installment payments equal to:
(A)the number the participant elected for himself under subsection (a) above (if the participant dies before receiving any installment payments), or
(B)the number of remaining installment payments due to the participant under subsection (a) above (if the participant dies after receiving one or more installment payments).
(ii) A single payment.
Payment to the beneficiary (or the first installment) will be made at the time provided in Section 6.4(a).
If the participant fails to designate the form of payment to the beneficiary, the default form of payment will be a single payment under (ii) above.
(c)Installment Payments. Where installment payments are due, the first annual installment payment will be made on the date specified in Section 6.4 or 6.5 (whichever is applicable) and subsequent annual installments will be made in each subsequent calendar year until all such annual payments have been distributed. The amount of each annual installment payment will be determined by multiplying the then amount of the participant’s vested account balances by a fraction whose numerator is one and whose denominator is the number of remaining annual installment payments. Installment payments with respect to equity based awards shall be made in shares and shall not include any fractional shares.
(d)Death of Beneficiary. If a participant’s designated beneficiary is receiving installment payments and dies before receiving payment of all the annual installments, the deceased beneficiary’s estate will receive a lump sum payment of the amount remaining to be distributed to such beneficiary. Such payment will be made within 90 days of the date of death.
(e)Deemed Single Payment. As provided in the regulations under Code Section 409A, installment payments to a participant will be deemed a single payment on the date of the first installment for purposes of the anti-acceleration rule (Section 4.4(b) and Section 6.9) and the rules governing the timing of changes in elections with respect to time and form of payment hereunder (Section 4.4(b)).
6.7    Certain Other Distributions. In addition to the distributions provided for in the preceding sections of this Article 6, the Committee may provide for a distribution from a participant’s account(s) under the following circumstances:
(a)Domestic Relations Order. Distribution of the amount necessary to fulfill the requirements of a domestic relations order (as defined in Code Section 414(p)) requiring the payment of all or a portion of the participant’s vested account(s) to another individual (see Section 7.3(b)).
(b)Conflicts of Interest. Distribution to the extent reasonably necessary to comply with a federal government ethics agreement or a federal, state, local or foreign ethics or conflicts of interest law (as described in the regulations under Code Section 409A).
(c)Violation of Code Section 409A. In the event that, notwithstanding the intent that this plan satisfy in form and operation the requirements of Code Section 409A, it is determined that the requirements of Code Section 409A have been violated with respect to one or more accounts of any participant or group of participants, distribution of the amount determined to be includable in taxable income of such participant or participants as a result of such a violation of Code Section 409A shall be made to such participant(s).
(d)Other Circumstances. Distribution of any amount specifically permitted by Code Section 409A and the regulations thereunder.
6.8    Delay in Distributions. Notwithstanding the provisions of any of the foregoing sections in this Article 6, the Committee may delay the making of any payment due to a subsequent date, provided that the delayed payment is made not later than the latest time permitted under Code Section 409A and the regulations and rulings thereunder (generally, the later of the end of the calendar year in which the specified payment date occurs or the 15th day of the third month after the specified payment date).

6.9    Compliance with Code Section 409A. Notwithstanding any other provision of this plan (including, without limitation, Section 6.7(c)), distributions and elections respecting distributions are intended to be and will be administered in accordance with the provisions of Code Section 409A and the regulations and rulings thereunder (including the provisions prohibiting acceleration of payment unless specifically permitted by such regulations and rulings).
ARTICLE 7
MISCELLANEOUS
7.1    Amendment or Termination of Plan. Biogen, by action of the Board or of the Compensation Committee (or such other committee thereof or officer or officers of Biogen to whom the Board or Compensation Committee has delegated this authority), at any time and from time to time, may amend or modify any or all of the provisions of this plan or may terminate this plan without the consent of any participant (or beneficiary or other person claiming through a participant). In addition, any amendment may be made by the Committee, or by the Executive Vice President — Chief Financial Officer, or the Executive Vice President — Human Resources of Biogen except for an amendment that would materially increase or reduce the benefits of the plan to participants or materially increase the cost of maintaining the plan to the employers; such committee or specified officer(s) may not terminate the plan.
Notwithstanding the preceding paragraph, no termination or amendment of the plan may reduce the amounts credited to the accounts of any participant under the plan (including a participant whose employment with the employer was terminated before such plan termination or amendment) or the vested percentages of such accounts. However, Biogen may change the deemed investment options under Section 5.2, and Biogen may upon termination of this plan pay participants’ account balances to the participants regardless of the times elected for payment (or the start of installment payments) elected by the participants and may pay such amounts in single sum payments regardless of whether installment distributions would otherwise be payable under Section 6.6; provided that any such distributions upon plan termination must be permitted by Code Section 409A and the regulations and rulings thereunder. In addition, Biogen may, from time to time, make any amendment that it deems necessary or desirable to satisfy the applicable requirements of the tax laws and rulings and regulations thereunder in order to preserve, if possible, the tax deferral features of this plan for participants. No diminution or restriction on a participant’s opportunity to make elections or withdrawals, or exercise other privileges or rights hereunder, pursuant to the preceding sentence will be deemed to violate the rights of any participant or beneficiary hereunder so long as such change does not effect a forfeiture of any of a participant’s account balances hereunder or render an account balance (or portion thereof) which previously was nonforfeitable forfeitable. Any amendment that is required by Code Section 409A and the regulations and rulings thereunder to have a delayed effective date will be effective no earlier than such required date.
    7.2    Benefits Not Currently Funded.
(a)Nothing in this plan will be construed to create a trust or to obligate Biogen to segregate a fund, purchase an insurance contract or other investment, or in any other way currently fund the future payment of any benefits hereunder, nor will anything herein be construed to give any participant or any other person rights to any specific assets of Biogen or any other entity. However, in order to make provision for its obligations hereunder, Biogen (or other employer) may in its discretion purchase an insurance contract or other investment; any such contract or investment will be a general asset belonging to Biogen (or other employer), and no participant or beneficiary will have any rights to any such asset. The rights of a participant or beneficiary hereunder will be solely those of a general, unsecured creditor of his employer.
(b)Notwithstanding subsection (a) above, Biogen (or other employer) in its sole discretion may establish a grantor trust of which it is treated as the owner under Code Section 671 to provide for the payment of benefits hereunder, subject to such terms and conditions as Biogen (or other employer) may deem necessary or advisable to ensure that trust assets and benefit payments are not includable, by reason of the trust, in the taxable income of trust beneficiaries before actual distribution and that the existence of the trust does not cause the plan or any other arrangement to be considered funded for purposes of Title I of ERISA. Biogen may terminate any such trust in accordance with its terms.
7.3    No Assignment.
(a)No participant or beneficiary will have any power or right to transfer, assign, anticipate or otherwise encumber any benefit or amount payable under this plan, nor shall any such benefit or amount payable be subject to seizure or attachment by any creditor of a participant or a beneficiary, or to any other legal, equitable or other process, or be liable for, or subject to, the debts, liabilities or other obligations of a participant or beneficiary except as otherwise required by law.
(b)Notwithstanding subsection (a) above, all or a portion of a participant’s account balances may be assigned to the participant’s spouse, former spouse, or other dependent (for purposes of this section, an “alternate recipient”) in connection with a domestic relations order (as defined in Code Section 414(p)) awarding such portion(s) to the alternate recipient. However, no such order may award to an alternate recipient greater rights than the participant has with respect to his account. If any portion of an account so assigned is not fully vested at such time, such portion will vest only in accordance with the applicable provisions of this plan based upon the participant’s years of service. Upon receipt of a copy of the relevant provisions of any such order or property settlement agreement, certified or represented to the committee’s satisfaction to be accurate and in effect, and an acknowledgment by the alternate recipient that such alternate recipient will be responsible for income taxes on such amounts when distributed or made available to such alternate recipient and that such amounts are subject to income tax withholding as provided in this plan, and such other information (including the alternate recipient’s social security number) as the Committee may reasonably request, the Committee will assign such amount to a separate account hereunder and will distribute such account to the alternate recipient in the form of a single sum payment as soon as administratively possible, as permitted by Reg. 1.409A-3(j)(4)(ii) (except for any unvested amounts) as provided in Section 6.7(a).
    7.4    Effect of Change in Control.

(a)Amendments. Notwithstanding Section 7.1, following the occurrence of a change in control (as defined in Section 2.7(a)), no amendment will be made following a change in control without the consent of the affected participant (or beneficiary or other person claiming through a participant) that adversely affects the rights of a participant (or beneficiary or other person claiming through a participant) under the plan as in effect immediately before such change in control, including (i) the right to make elections concerning the form and time of payment of distributions in accordance with Section 4.4(b) and the right to receive distributions in the form elected by the participant thereunder; and (ii) the right to the investment funds or options specified herein for the determination of deemed investment results applicable to participants’ accounts, as in effect immediately before such change in control. In particular, for purposes of clause (ii) of the preceding sentence: (i) the Committee may not set the rate of return under Section 5.2(b) at a rate lower than that available under life insurance or annuity contracts obtained by a vendor or service provider (currently, The Newport Group) for purposes of the plan; and (ii) the Committee will maintain a menu of investment funds under Section 5.2(a) that is substantially similar (in terms of investment styles and ability to position account(s) on a risk/reward spectrum) to the array of funds available immediately prior to the change in control.
(b)Termination. The plan will not be terminated before the payment of all benefits hereunder in accordance with the terms of the plan as in effect immediately before such change in control without the consent of a majority of the participants (including, in the case of the deceased participant, the beneficiary or other person claiming through such deceased participant). This subsection (b) will not preclude the merger of this plan into a nonqualified deferred compensation plan maintained by a successor to Biogen provided that the benefits and rights of participants hereunder (including this Section 7.4) are preserved in such successor plan.
7.5    Responsibilities and Authority of Committee. The Committee will control and manage the operation and administration of the plan except to the extent that such responsibilities are specifically assigned hereunder to Biogen, the Board or the Compensation Committee, or to a specified officer of Biogen.
The Committee will have all powers and authority necessary or appropriate to carry out its responsibilities for the operation and administration of the plan. It will have discretionary authority to interpret and apply all plan provisions and may correct any defect, supply any omission or reconcile any inconsistency or ambiguity in such manner as it deems advisable. It will make all final determinations concerning eligibility, benefits and rights hereunder, and all other matters concerning plan administration and interpretation. All determinations and actions of the Committee will be conclusive and binding upon all persons, except as otherwise provided herein or by law, and except that the Committee may revoke or modify a determination or action previously made in error. It is intended that any action or inaction by the Committee will be given the maximum possible deference by any reviewing body (whether a court or other reviewing body) and will be reversed by such reviewing court or other body only if found to be arbitrary and capricious.

Biogen will be the “plan administrator” and the “named fiduciary” for purposes of ERISA.
7.6    Limitation on Rights Created by Plan. Nothing appearing in the plan will be construed (a) to give any person any benefit, right or interest except as expressly provided herein, or (b) to create a contract of employment or to give any employee the right to continue as an employee or to affect or modify his terms of employment in any way.
7.7    Tax Withholding. Any payment hereunder to a participant, beneficiary or alternate recipient will be subject to withholding of income and other taxes to the extent required by law. In addition, amounts that were owed as FICA or other withholding on amounts previously credited to a participant’s account hereunder, but that were not correctly paid at the time owed, may in the discretion of the Committee be deducted from the participant’s account.
7.8    Text Controls. Headings and titles are for convenience only, and the text will control in all matters.
7.9    Applicable State Law. To the extent that state law applies, the provisions of the plan will be construed, enforced and administered according to the laws of the Commonwealth of Massachusetts.
7.10    Paperless Administration. The Committee may establish procedures whereby an electronic, internet or voice recognized authorization or election will or may be utilized under the plan in lieu a written form or document otherwise required by the terms of the plan. In such event, any reference herein to a written election, authorization or other form shall be deemed to include such other authorization or election.
BIOGEN INC.
By: _________________________________

Dated: ______________________________

APPENDIX A
Historical Information; Amendments
    A.1    Adoption of Plan Document. This plan document, effective as of January 1, 2004, was approved by the Corporation (Biogen Idec Inc.) under the initial name of “Biogen Idec Inc. Voluntary Executive Supplemental Savings Plan.” Prior to execution of the plan document, the name of the plan was changed to “Biogen Idec Inc. Supplemental Savings Plan.”
By appropriate votes, (i) the IDEC Pharmaceuticals Corporation Deferred Compensation Plan maintained by IDEC Pharmaceuticals Corporation, (ii) the Biogen, Inc. Voluntary Executive Supplemental Savings Plan maintained by Biogen, Inc.. and (iii) the Biogen, Inc. Supplemental Executive Retirement Plan maintained by Biogen, Inc. prior to the merger transaction, were merged into this plan.
    A.2    2005 Amendment and Restatement. The plan was amended and restated in its entirety, effective as of January 1, 2005 (except as otherwise specified), primarily to comply with the requirements of Code Section 409A and regulations thereunder. During the period from January 1, 2005 until the date of execution of this amended and restated plan document, the plan was interpreted and administered in accordance with a good faith interpretation of the requirements of Code Section 409A and applicable guidance of the Internal Revenue Service thereunder.
The provisions herein relating to distributions and other changes upon the occurrence of a change in control (primarily Sections 2.7(b), 4.4(b), 6.2 and 7.4) are effective as of the date of execution of this amended and restated plan document. The provisions relating to full vesting of all accounts (subsections 5.3(a) and (c)) and the increase in the threshold for the payment of a lump sum in place of installments from $10,000 to the Code Section 402(g)(1)(B) and (g)(4) limit (the last sentence of subsection 6.6(a)) are effective as of January 1, 2008.
A.3         February 2008 Restatement. The plan was amended and restated in its entirety effective as of February 1, 2008, primarily to provide for the deferral of non-recurring bonus amounts.
A.4        October 2008 Restatement. The plan was amended and restated in its entirety effective October 1, 2008, to update the reference in the Change in Control definition to the Biogen Inc. 2008 Omnibus Equity Plan and to modify the distribution provisions applicable to inactive participants with Biogen SERP accounts whereby distributions shall be made as of July 1, 2009 in either a lump sum payment or in installments. For a participant who elects installments, the participant’s account shall no longer be credited with interest credits under Section B.3 but shall be invested in the same manner as other plan participants.
A.5        January 2010 Restatement. The plan was amended and restated in its entirety effective January 1, 2010, to allow an employee who is eligible under Section 3.1(a) to elect to defer
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payments made under Biogen’s long term incentive award program which are settled in cash. Such amounts are considered non-recurring bonus amounts hereunder.
A.6         January 2012 Restatement. The plan was amended and restated in its entirety effective as of January 1, 2012 to expand the tax-deferred savings opportunities by allowing eligible participants to defer certain equity based awards granted under the Biogen Inc. 2008 Omnibus Equity Plan whether or not settled in cash or shares. Such amounts are considered non-recurring bonus amounts hereunder.
A.7         2015 Amendments to the January 2012 Restatement. The January 2012 restatement of the plan was amended by the First Amendment thereto to eliminate the ability to defer any restricted stock units, market stock units, or other equity based awards that may be granted beginning on or after January 1, 2015 under the Biogen Inc. 2008 Omnibus Equity Plan or any successor plan. The January 2012 Restatement of the plan was further amended by the Second Amendment thereto, effective March 23, 2015, to reflect the change in the name of the plan from the ‘Biogen Idec Inc. Supplemental Savings Plan’ to the ‘Biogen Inc. Supplemental Savings Plan’ and to reflect the Employer’s change of name from ‘Biogen Idec Inc.’ to ‘Biogen Inc.’
A.8     January 2024 Restatement. The plan was amended and restated in its entirety effective January 1, 2024 to incorporate all previously adopted amendments, to remove certain historical references and clarify eligibility provisions for related employers and investment options available under the plan.

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APPENDIX B
Biogen, Inc. Supplemental Executive Retirement Plan
B.1    Applicability.
(a)The provisions of this Appendix B will govern the treatment of transferred Biogen SERP account balances (or supplemental pension benefit formula benefit under Section 4.1(a) of the Biogen SERP, if applicable) of persons who were entitled to a benefit under the Biogen SERP but who were not active employees of Biogen or any of its subsidiaries or other affiliates as of the date of transfer. To the extent that the provisions of this Appendix B are applicable, they will govern over any other provisions of this plan.
A participant whose Biogen SERP account (or supplemental pension formula benefit, if applicable) is governed by this Appendix will be referred to as an “Appendix B participant.”
(b)This Appendix B will not apply to any transferred Biogen SERP account balances of any person who was an active employee of Biogen (or any of its subsidiaries or other affiliates) as of the date of transfer as described in Section 3.1(c) and 5.1(e). The other provisions of this plan (including, without limitation, the crediting of deemed investment experience and the distribution provisions) will govern such transferred SERP account balance.
(c)For purposes of Code Section 409A, prior to the changes made to this Appendix B effective October 1, 2008, this Appendix B will be treated as a separate grandfathered non-qualified deferred compensation plan not subject to the requirements of such section.
B.2    Amount Transferred.
For an Appendix B participant in the excess benefit formulas in Section 4.2 of the Biogen SERP, the amount transferred from the Biogen SERP to this plan on behalf of an Appendix B participant was the vested amount in the Appendix B participant’s Biogen SERP account as of his or her date of termination of employment, with subsequent interest credits on such amounts in accordance with the terms of the Biogen SERP. The full vesting provisions of Section 5.3(e) of this plan will not apply to an Appendix B participant.
B.3    Interest Credits.
For periods prior to July 1, 2009, interest credits shall continue to be added to each Appendix B participant’s Biogen SERP account as of the last day of the plan year based on the amount of the participant’s Biogen SERP account balance as of the first day of the plan year in the same manner as interest credits were added before such transfer.
The annual rate of interest used to determine the interest credit shall be the annual average of the yield on the one-year Treasury Bill constant maturity rate for the preceding plan year plus 100 basis points. However, in no event shall the annual interest rate be less than 5.25% or more than 10.0%.
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Notwithstanding the foregoing, for any plan year in which a plan benefit commences, an interest credit shall be added on the amount of the participant’s Biogen SERP account balance as of the first day of the plan year for the period from the first day of such plan year until the participant’s expected date of distribution. The interest rate shall be the annual interest rate as described above multiplied by the number of complete months since the end of the prior plan year divided by 12. Interest credits shall continue to be made during any period in which payment of an Appendix B participant’s benefit is being deferred. In no event will interest credits be made after benefits have commenced.
Effective July 1, 2009, for any Appendix B participant who elects to receive his distribution in installments rather than a lump sum payment commencing as of such date in accordance with Section B.4, the participant’s Biogen SERP account balance shall no longer be credited with interest credits under this Section B.3 but shall be invested in accordance with Section 5.2.
B.4    Distributions.
(a)With respect to an Appendix B participant who has not commenced distribution of his Biogen SERP account by October 1, 2008, distribution of such participant’s Biogen SERP account shall be made, or commence, as of July 1, 2009. Such a participant shall be furnished a distribution election form whereby the participant may elect to receive his Biogen SERP account as of such date in either a single lump sum payment or in installments as prescribed in Section 6.6. If a participant fails to make an election, the default form of payment will be a single lump sum payment. The lump sum payment amount shall be the amount credited to the participant’s account as of such date of payment including interest credits, as described in Section B.3, to such date. If the participant elects payment of his Biogen SERP account in installments, Section 6.6 shall apply in determining the amount and timing of the annual installments and payment in the event of death.
(b)Prior to October 1, 2008, an Appendix B participant’s Biogen SERP account (or supplemental pension formula benefit, if applicable) will be paid in the same form and beginning at approximately the same time that his benefit under the Retirement Plan is payable, subject to the following rules. Notwithstanding the preceding sentence, if a participant elects a lump sum form of payment under the Retirement Plan, payment in such form under this plan will be subject to the approval of the Committee.
(i)Annuity Options. If an Appendix B participant’s Biogen SERP account balance (or supplemental pension formula benefit, if applicable) is payable in any form other than a lump sum, the actuarial factors used to convert his Biogen SERP account balance to such other form of payment will be the same as the factors used for such purpose in the Retirement Plan.
(ii)Lump Sum. If an Appendix B participant’s Biogen SERP account is payable in a single sum, the payment amount is the amount credited to the participant’s account as of the date of payment, with interest credits hereunder to such date (or as close thereto as is practicable). For a participant with a supplemental pension benefit under Section 4.1(a) of the Biogen SERP, the amount of lump sum payment shall be the
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supplemental pension amount converted to a single lump sum using the assumptions set forth in the Biogen Retirement Plan for such purpose.
(iii)Lump Sum Override. Notwithstanding the preceding provisions of this section, if an Appendix B participant’s Biogen SERP account balance (or lump sum value of his supplemental pension benefit, if applicable) is $10,000 or less as of the date that distribution would be made, such amount will be paid in the form of a lump sum payment.
B.5    Death Benefits.
(a)Applicability of this Section. This section specifies the benefits payable upon the death of an Appendix B participant, either before or after the date his benefit payments hereunder begin. Except as specified in this section, no benefits are payable upon the death of an Appendix B participant.
(b)Preretirement Death Benefits. If an Appendix B participant dies before the date when his Biogen SERP account balance is converted to an annuity (or installments) or paid to such participant, his beneficiary will receive payment of the participant’s Biogen SERP account balance (or value of supplemental pension benefit, if applicable). Such amount will be paid in a single payment to the beneficiary.
(c)Death After Benefit Payments Begin. If a participant dies while receiving installment payments hereunder, his beneficiary will receive the death benefit as described in Section 6.6.

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